Exhibit 99.3

                       MARKETING AND CONSULTING AGREEMENT

     This Marketing and Consulting Agreement ("Agreement") dated this 24th day of January, 2002, is executed by and between 2dobiz.com, Inc., a Nevada corporation with offices located at 77 Airpark Drive, Ronkonkoma, NY 11779 (the "Company") and M. Robert Walker, with offices located 3 North Equestrian Drive, Hauppauge, NY 11778 (the "Consultant").

     In consideration of the promises and mutual covenants set forth in this Agreement, the parties hereby agree as follows:

1. Scope of Services. The services to be performed by the Consultant pursuant to this Agreement include assisting with introductions to companies wishing to do business in China and to help structure joint ventures with such companies.

2. Term. This Agreement shall become effective as of the date set forth on the signature page of this Agreement and shall continue for a period of one (1) year from the effective date of the Registration Statement defined below), subject to earlier termination as provided herein and in Section 3 below (the "Term"). Notwithstanding the foregoing, the Company or the Consultant have the right to terminate this Agreement for cause upon 30 days' written notice, which written notice shall be effective upon mailing by first class mail, Fedex or other such delivery services at the respective addresses provided by the parties in this Agreement. "Cause" shall be deemed any violation of any federal or state law or any rule or regulation of any regulatory agency, any neglect, act or omission detrimental to the conduct of the Company or the business of the Consultant, material breach of this Agreement or any unauthorized disclosure of any confidential information of the Company.

3. Compensation, Issuance of Stock. In consideration of, and in full payment for, the services to be performed under this Agreement, the Company hereby agrees to issue to the Consultant, subject to the provisions of this paragraph 3, an aggregate of seven hundred thousand (700,000) shares of the Company's common stock, $.001 par value per share (the "Shares"); provided, however, that prior to issuance of any of the Shares, the Company shall file with the Securities and Exchange Commission a registration statement on Form S-8 with respect to 350,000 of the Shares (the "Registration Statement"). Anything contained herein to the contrary notwithstanding; the parties hereby acknowledge and agree that the Consultant's obligation to perform any services under this Agreement is made subject to, and conditioned upon: (i) the Consultant's receipt of the Company's most recent annual report and such other reports as filed under the Securities Exchange Act of 1934, as amended, and otherwise required to be delivered to the Consultant by the Company under Rule 428 promulgated by the Commission under the Securities Act of 1933, as amended (the "428 Information");
(ii) the effectiveness of the Registration Statement; and (iii) delivery to the Consultant of stock certificates evidencing the Shares upon their issuance subsequent to the effectiveness of the Registration Statement. The Consultant shall have forty-eight (48) hours following receipt of the 428 Information during which to rescind this Agreement, rendering it null and void and without any obligations as to the parties hereto; provided, however, failure by the Consultant to respond within such 48 hour period shall be deemed an acceptance by the Consultant of this Agreement.

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4. Confidentiality. The Consultant agrees that all information concerning the
Company which he obtains as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by the Consultant except for the direct benefit of the Company and such confidential information shall not be disclosed by the Consultant to any third party without the prior written approval of the Company, provided, however, that the Consultant shall not be obligated to treat as confidential any information that (a) was publicly known at the time of disclosure to the Consultant, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Consultant, or (c) is lawfully disclosed to the Consultant by a third party.

5. Independent Contractor. The Consultant and the Company hereby acknowledge that the Consultant is an independent contractor. The Consultant agrees not to hold himself out as, nor take any action from which third parties might reasonably infer that the Consultant is an employee, partner or agent of, or a joint venturer with the Company. In addition, the Consultant shall take no action which, to the knowledge of the Consultant, binds, or purports to bind, the Company to any contract or agreement.

6. Miscellaneous:

     (a) Entire Agreement. This Agreement contain the entire agreement between the parties and may not be waived, amended, modified or supplemented except by agreement in writing signed by the party against whom the enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any right provided by this Agreement shall not be deemed a waiver of any further or future rights.

     (b) Governing Law. This Agreement shall be construed under the laws of the State of New York and the parties agree that the exclusive jurisdiction for any litigation or arbitration arising under this Agreement shall be in New York, NY.

     (c) Successors and Assigns. This Agreement shall be binding upon the parties, their successors and assigns, provided, however, that the Consultant shall not permit any other person or entity to assume the obligations hereunder without the prior written approval of the Company.

     (d) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s), shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were excluded and shall be enforceable in accordance with its terms.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

Date: January 24, 2002                       Date: January 24, 2002
     ----------------------------                 ------------------------------

AGREED TO AND ACCEPTED BY:                   AGREED TO AND ACCEPTED

                                             2dobiz.com Inc.

/s/ M. Robert Walker                         By: /s/ Joseph W. McDonnell
--------------------------------                --------------------------------
M. Robert Walker (Consultant)                   Officer of 2dobiz.com, Inc.


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